UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 23, 2012

GUESS?, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-11893	95-3679695
(Commission File Number)	(IRS Employer Identification No.)

1444 S. Alameda Street, Los Angeles, California 90021

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (213) 765-3100

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

As previously disclosed, including in the Guess?, Inc. (the “Company”) Quarterly Report on Form 10-Q for the period ended July 28, 2012 (the “10-Q”), the Company has received tax audit reports from the Italian tax authority regarding its ongoing audit of one of the Company’s Italian subsidiaries for the 2008 and 2009 fiscal years. While the tax authority had not made a formal tax assessment at the time of the filing of the 10-Q, based on the audit reports, the Company believed it was likely to receive a formal tax assessment from the tax authority for these two periods for roughly $11 million. Subsequent to the filing of the 10-Q, the Company received a formal tax assessment that was largely consistent with the Company’s prior expectations, with a total tax assessment for the periods of approximately $12 million. Similar or even larger assessments for periods subsequent to fiscal 2009 or other claims or charges related to the matter continue to be possible.

The Company has been advised by its Italian counsel that tax audits like this one in Italy involving proposed income adjustments greater than €2 million are automatically referred for review by a public prosecutor who may seek to pursue charges or close the matter and that resulting criminal charges, if any, would be instituted against individuals rather than against the affected companies under Italian law. Consistent with this process, a review proceeding by a prosecutor in Italy has been initiated with respect to three current and former members of the Guess European management team and the Company’s former President (as the signing officer for certain Italian tax returns covering the relevant periods). As of October 23, 2012, the prosecutor has not made a final determination regarding this matter.

The Company continues to disagree with the positions that the Italian tax authority has indicated it may take and intends to vigorously contest this matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Guess?, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 23, 2012

GUESS?, INC.

By:	/s/ Dennis R. Secor
Dennis R. Secor
Senior Vice President and Chief Financial Officer